Exhibit 99.1

[Chesapeake Financial Shares, Inc. Letterhead]

October 28, 2002

Press release

For additional information please contact
Douglas D. Monroe, Jr.—804-435-1181/1-800-434-1181

Chesapeake Financial Shares today reported record earnings through the first three quarters of 2002 totaling $2,267,000, or $1.74 per share fully diluted. These earnings reflect an increase of 15.9% compared with prior year earnings which totaled $1,956,000 or $1.54 per share.

Chesapeake’s third quarter 2002 earnings results produced an annualized return on average assets of 1.27% and an annualized return on average shareholder equity of 13.76%.

In addition, Chesapeake grew in total assets to over $281,000,000 compared to $234,000,000 as reported for September 30 of 2001. Deposits increased to over $244,000,000 versus $206,000,000, an 18.4% growth, and loans increased to $191,000,000 from $162,000,000, 17.9% during the same period in 2001. The company increased its allowance for loan losses to $2,913,000 or 1.52% of outstanding loans, which continues to be significantly higher than those reported by a group of similar banks and many of its regional competitors.

As announced on September 3, plans continue to be implemented towards terminating the registration of Chesapeake’s common stock with the Securities and Exchange Commission. Originally it had been hoped that a shareholders meeting could be held on or about November 12, however, the shareholders meeting has been postponed until early in 2003. Under the plan shareholders owning less than 500 shares of the company’s common stock will be entitled to receive cash of $27 per share for all of their shares. As announced on September 3, the closing price of Chesapeake’s common stock on August 30, 2002, the last trading day before this transaction was announced, was $22.75. Shareholders owning 500 shares or more will continue to hold their shares.

Chesapeake’s Board of Directors believes that the cost of being a “public” company is not justified by the benefits given its limited trading activity and consistently undervalued stock price.

CFS Press Release
October 28, 2002 - page two

Maintaining its independence is a strategic vision that Chesapeake’s Board of Directors has emphasized. The independence relates not only to providing financial services in its marketplace including commercial banking through Chesapeake Bank and asset management, trust, brokerage, and insurance through Chesapeake Investment Group, but in providing community leadership. Chesapeake is one of the primary supporters of local not-for-profit groups throughout its marketplace.

“The Board of Directors and staff of Chesapeake are greatly pleased with the warm encouragement received from the public regarding the SEC deregistration and remaining an independent company. Chesapeake will continue to be a leader in the markets that it serves,” said Douglas D. Monroe, Jr., Chairman & CEO.